Filed Pursuant to Rule 433

to Prospectus dated May 11, 2023

Registration Statement No. 333-271838

Dominion Energy Reliability Investment® FAQs

General FAQ

What is Dominion Energy Reliability Investment?

Dominion Energy Reliability Investment is a program through which you can make direct investments in new debt obligations of Dominion Energy. Under this program, Dominion Energy borrows directly from the investor in the form of demand notes. Investors receive a competitive variable rate of interest that is often favorable to those of bank accounts, short-term CDs and money market mutual funds.

Who may invest in Dominion Energy Reliability Investment?

In order to invest, you must be a U.S. citizen, a corporation or partnership incorporated or established in or under the laws of the United States, or a trust or an estate treated as a U.S. person under Section 7701 of the Internal Revenue Code. You may invest individually or jointly with another eligible person. We also offer custodial arrangements for minors. Please see the prospectus and application form for additional details.

What are demand notes?

Demand notes — known as DERI at Dominion Energy — are unsecured, variable-rate debt obligations that often offer higher interest rates than most savings accounts and can be redeemed at any time.

How do I enroll in Dominion Energy Reliability Investment?

You may enroll in the Dominion Energy Reliability Investment program by submitting a completed application, along with your initial investment as described below:

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Enrollment by Mail: Access our prospectus and application form through our website at investors.dominionenergy.com/DERI. Complete, print, and sign the application form and mail along with your initial investment check.

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Online Enrollment: Complete and submit an online electronic form available at investors.dominionenergy.com/DERI. You will be required to make your initial investment by automated clearing house (ACH) transfer once you receive your assigned investment note number in your mailed Welcome Kit. Eligible investment ownership types for online enrollment are Individual, Joint, Trust, and Custodial. For Corporate ownership type, please use the Enrollment by Mail process.

•	By Phone: Call 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday, except holidays, and request an enrollment kit.

What information do I need to complete my enrollment online?

•	All relevant personal and demographic information for all owners/signers.

•	Email Address – Required to receive enrollment related notifications and complete DocuSign Electronic Signature process.

•	Electronic Image of Personal Identification – (Driver’s License, State ID, or Passport) that can be uploaded as a form of identification verification.

•	(Acceptable Image formats - .JPG, .GIF, .BMP, .JPEG, or .PNG).

•	Home Mailing address – PO Boxes are not allowed.

•	All relevant Trust documentation.

How do I electronically sign my online enrollment application?

•	If you are the Primary Owner, Custodian, or Trustee, you will sign the application after submitting your form and by following the signing process in DocuSign.

•	If you are not the Primary Owner, Custodian, or Trustee, you will receive an email request from DocuSign to authenticate your identity and follow the electronic signing process.

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If you did not receive or deleted this email request, please call 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday, except holidays, and the servicing center agents will assist you.

How do I resume an in-progress online enrollment application?

Throughout the online enrollment process, you can click the “Save” button to save your progress. You will be shown a unique access code that you will need to write down in order to resume the application at a later time using the emailed link that you will also receive.

What is the minimum amount I can invest, and how do I make my initial investment in Dominion Energy Reliability Investment?

Investors enrolling by mail must send a personal or corporate check in the amount of $1,000 or greater. Starter checks, credit card checks, bank checks, cashier checks, traveler’s checks, money orders, and third-party checks will not be accepted for your initial investment. If you are an employee of Dominion Energy or one of its affiliates, you will have ten months to reach the minimum balance requirement of $1,000 The minimum transaction size accepted is $50.

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Investors using online enrollment should follow the welcome kit instructions.

What is the maximum amount that can be invested?

The maximum amount that can be invested for any one investor is $5,000,000.

How are interest rates determined?

Dominion Energy uses an internal committee to determine the current interest rate on a weekly basis, and any rate changes will become effective the following Monday.

How do I find the current interest rates?

The current interest rates are available on our website at investors.dominionenergy.com/DERI. Updates to the interest rates will also be disclosed in a pricing supplement filed with the U.S. Securities and Exchange Commission.

When is interest compounded and posted to my Dominion Energy Reliability Investment balance?

Interest is compounded daily and posted to your investment monthly. Please reference the prospectus for more information.

Is Dominion Energy Reliability Investment a bank account, and is it insured by the FDIC?

No, Dominion Energy Reliability Investment is not considered to be a deposit or other bank account, and is not subject to the protection of Federal Deposit Insurance Corporation (FDIC) regulation or insurance, or any other insurance. The investments are direct purchases of new debt obligations of Dominion Energy. See additional risks outlined in the prospectus. You should consider these risks and determine whether investing in Dominion Energy Reliability Investment is an acceptable investment after considering your financial resources and investment objectives.

How does Dominion Energy Reliability Investment differ from a money market fund?

Dominion Energy Reliability Investment is not a money market fund. The investment is not subject to regulation under the Investment Act of 1940, as amended. Dominion Energy Reliability Investment is a direct investment of new debt obligations of Dominion Energy. See additional risks outlined in the prospectus.

Are investments in Dominion Energy Reliability Investment taxable?

Yes. Interest earned on your Dominion Energy Reliability Investment will constitute income to you and is taxable in the year that it is paid. Interest income is subject to federal and applicable state and local taxes. Consult your tax advisor for additional information.

Will I receive a checkbook? Are there check-writing fees?

Yes, you will receive a checkbook known as redemption checks. Check redemption is automatically available to you if you used the Enrollment by Mail option. If you used the Online Enrollment option, the check redemption is not automatically available. You must complete and mail the DERI Online Application Signature Requirements Card to Dominion Energy Reliability Investment, P.O. Box 75713, Chicago, Illinois 60675-5713 before redemption checks will be provided. This signature card form is available at investors.dominionenergy.com/DERI or calling our servicing center to request a form to be mailed to you.

We do not charge any fees for writing checks for $250 or more. There are also no administrative or maintenance fees, and your checkbooks are free. Fees do apply if you overdraft your investment. See the prospectus for more details on fees.

Is Dominion Energy Reliability Investment transferable?

No, Dominion Energy Reliability Investment is not transferable.

Does an investment in Dominion Energy Reliability Investment involve risk?

An investment in Dominion Energy Reliability Investment involves risks. Dominion Energy has not guaranteed the payment of principal and interest on Dominion Energy Reliability Investment. If Dominion Energy were to become insolvent or otherwise unable to meet its debt obligations for any reason, then you could lose some or all of your investment in Dominion Energy Reliability Investment, including accrued interest. Before you invest, you should read the prospectus carefully for a description of the risks associated with an investment in Dominion Energy Reliability Investment. You should consult your own financial and legal advisors as to the risks involved in an investment in Dominion Energy Reliability Investment and whether an investment is suitable for you.

Can Dominion Energy choose to redeem my investment in Dominion Energy Reliability Investment?

Yes, Dominion Energy can redeem your investment at its option in certain circumstances, such as if you no longer meet the eligibility requirements for an investment. Please review the prospectus for additional details.

Where can I get a prospectus, most-recent pricing supplement or Form 10-K?

Request materials by calling 866-876-0001. Our service agents are available from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday, except holidays.

Account Management FAQ

How can funds be added to Dominion Energy Reliability Investment?

You can invest additional funds into an established Dominion Energy Reliability Investment by mailing an investment slip along with a check for $50 or more payable to:

Dominion Energy Reliability Investment

P.O. Box 75713

Chicago, IL 60675-5713

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Additionally, you may electronically transfer funds into your Dominion Energy Reliability Investment by ACH or wire transfer. Contact us at 866-876-0001 for more details.

How do I set up an electronic funds transfer on my existing Dominion Energy Reliability Investment?

You can set up an electronic funds transfer (EFT) by completing the change form, including a voided check and mailing these items to the address listed on the change form.

Is there a “hold” placed on my investments?

While funds invested will begin to accrue interest on the day they are posted, they are available for redemption based on how the funds were invested:

•	The initial investment will be available no more than five business days after the date of credit.

•	Funds invested via check are available for redemption five business days after the date of credit.

•	Funds invested via ACH transfer are available for redemption five business days after the date of credit.

•	Funds invested via the automated Social Security investment option are available for redemption the first business day after the date of credit.

See the prospectus for more details on fund redemption options.

What if my investment balance falls below the minimum required amount?

If the minimum investment balance of $1,000 is not attained or maintained, we may redeem the principal amount of your investment, together with accrued and unpaid interest, and mail the proceeds to your registered address. You will be notified if your investment will be redeemed and will have 30 days to provide additional funds to increase your investment to the applicable minimum balance required before your investment is redeemed. If you are a Dominion Energy employee, the minimum required investment balance of $1,000 must be attained within ten months of enrollment. Thereafter, the $1,000 minimum investment balance must be maintained.

How can I change my address or ownership of my investment?

You may make changes to your address, ownership name, EFT information, and linked bank account by filling out the appropriate section of the change form, which can be found on our website. You may also request a copy of the change form by calling 866-876-0001. In order for us to process your request, the change form must include the signatures of each authorized signer listed on your Dominion Energy Reliability Investment account and may require a medallion signature guarantee. See the change form for more details.

Send your completed change form to:

Dominion Energy Reliability Investment

P.O. Box 75713

Chicago, IL 60675-5713

How can I redeem all or a portion of my Dominion Energy Reliability Investment?

You can redeem all or some of your investment by using your Dominion Energy Reliability Investment redemption checks, sending a written request to Dominion Energy Reliability Investment at the agent bank’s correspondence address, and using our telephone redemption, and directed redemption options.

Are there any fees associated with my Dominion Energy Reliability Investment?

There are no maintenance fees associated with your investment, nor are there charges for your redemption checks (both initial and additional) or using the redemption checks so long as checks are written for $250 or more. You may incur a charge for obtaining any applicable signature guarantee.

The following fee schedule applies:

Insufficient funds: $15

Stop payment requests: $15

Fees will be debited directly from your investment balance as a partial redemption of your notes. Please see the prospectus for additional details.

How do I order additional checks?

You may order additional checks by logging on to our website, using the reorder stub located in your Dominion Energy Reliability Investment checkbook or calling us at 866-876-0001.

Can I add a beneficiary to my Dominion Energy Reliability Investment?

No. Beneficiaries are not offered on Dominion Energy Reliability Investments. However, we do offer joint ownership, with rights of survivorship, as well as trust ownership. You should consult your attorney or other estate planning professional for estate planning advice applicable to your specific circumstances.

Can my Dominion Energy Reliability Investment redemption checks be used as electronic checks at a point of sale?

No, the conversion of redemption checks to electronic debit is not permitted.

How do I get year-end tax forms?

An annual Form 1099 will be mailed to the address listed on your Dominion Energy Reliability Investment account.

How do I review the status of my Dominion Energy Reliability Investment?

The agent bank will send a monthly statement to you, showing a summary of all the transactions made in your Dominion Energy Reliability Investment during the previous month, including the beginning investment balance, all investments and redemptions, all interest earned, as well as any relevant fees or charges. A copy of the Dominion Energy Reliability Investment redemption checks on which payment has been made will be included in the monthly statements. This procedure is subject to change at the direction of the Dominion Energy Reliability Investment Committee in its discretion. You can obtain current information about your Dominion Energy Reliability Investment by calling us toll free at 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday or by visiting our website at investors.dominionenergy.com/DERI.

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You may also enroll to view your investment activity and other correspondence through the online investment management system. Many of the service options described in the prospectus are also available via this online tool. For additional information and to enroll for these online options, visit our website at investors.dominionenergy.com/DERI or call us at 866-876-0001.

To review the status of your Dominion Energy Reliability Investment by phone, please call 866-876-0001 from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday, except holidays.

Whom do I contact with questions, to request additional information, or for technical assistance with my account?

Please visit investors.dominionenergy.com/DERI for more information, or call 866-876-0001 with any questions.

Our service agents are available from 8:30 a.m. to 7:00 p.m. Eastern time Monday through Friday, except holidays.

Dominion Energy, Inc. has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that Dominion Energy, Inc. has filed with the SEC, for more complete information about Dominion Energy, Inc. and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or using the links provided above. Alternatively, Dominion Energy, Inc. will arrange to send you a prospectus if you request it by calling 866-876-0001.

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